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                                                                    Exhibit 99.7

[Microtest Letterhead]                               [Fluke Networks Letterhead]

                      Q&A for Microtest Independent Reps

                Re: The Merger of Microtest and Fluke Networks


1. Will we be able to sell the Fluke Networks (FNET) products? Nothing will change in the immediate future until the Microtest shareholders and government agencies approve the deal. Going forward, it is important that everyone understand that this is a merger of two successful companies. Consequently, our first step would be to evaluate both companies' channels and territories and determine how best to use the resources at our disposal. But again, no change in sales responsibilities will happen until the deal is approved and this evaluation can be conducted.

2. Will we be terminated in favor of the direct or indirect FNET sales channels? As stated above, our goal is to use the best mix of resources in each territory. Therefore, we want to carefully evaluate both the Microtest
                                                             ----
    and the FNET channels to determine what kind and quantity of sales assets we need to meet the customer demand based on our new, expanded product offering. It is conceivable that we may need even more resources in a given territory than are there today for both companies. Therefore, no change in sales responsibilities will happen until that evaluation can be conducted. Needless to say, it is in everyone's best interest to keep selling aggressively!

3. Will our contract be modified in any way? Of course it's premature to discuss contracts until the sale is approved, and part of our evaluation in the meantime will include current channel contracts. Just as a side note, we have found that the philosophies of both Microtest and FNET are very similar in this area.

4. Will any of the current Microtest products be discontinued? There are currently no plans to discontinue any of the cable test products of either company.

5. Will the Phoenix location be "shut down"? There are no plans to close the Phoenix facility. The acquisition was based on the value FNET saw in the Microtest organization - its engineering, sales, marketing, support and brand resources. Fluke Networks has a track record of leaving successful operations where they originally resided: Colorado Springs, Dallas, Austin, Boston, and, now, Phoenix.

6. Will we still "report" to the current Microtest regional organization? There is no change in reporting relationship while the deal is being approved. In the event the deal is approved, and after our complete channel evaluation, we will make those kinds of determinations.

7. What do I tell my current and prospective customers? It's business as usual. For the time being, they will see no change in sales and support from either Fluke Networks or Microtest. Eventually, they will get the benefit of dealing with the best aspects of the two leading cable and network test companies.
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8.  What do I tell my distribution contacts? How will they be notified and what will they be told? It is important to note that most of our fulfillment channels are basically the same. We are communicating with the distributors immediately informing them of the intent to merge, and will get in contact as soon as it's appropriate after the approval period. In the meantime, we are urging them to continue business as usual.

9. What do I do if a customer is considering FNET products versus Microtest? Until the transaction closes pending approval of Microtest shareholders and government agencies, it's business as usual.


This document is neither an offer to purchase nor a solicitation of an offer to sell securities. Danaher has not yet commenced the tender offer described herein. The tender offer will be made only through an offer to purchase and related letter of transmittal. All stockholders should read the tender offer statement concerning the tender offer that will be filed by Danaher, and the solicitation/recommendation statement that will be filed by Microtest, with the Securities and Exchange Commission ("SEC") and mailed to stockholders. These statements will contain important information that stockholders should consider before making any decision regarding tendering their shares. Stockholders will be able to obtain these statements in due course, as well as other filings containing information about Danaher and Microtest, without charge, at the SEC's internet site (www.sec.gov). Copies of the tender offer statement and related materials may also be obtained for free by directing such requests to Danaher's Corporate Secretary. The solicitation/recommendation statement and related materials may also be obtained for free by directing such requests to Microtest's Investor Relations department.

Statements in this document that are not strictly historical may be "forward-looking" statements, which involve risks and uncertainties. These include economic and currency conditions, market demand, pricing, and competitive and technological factors, among others, as set forth in the companies' respective SEC filings.